Exhibit 99.1

News Release

For Immediate Release

Catasys Announces Program Expansion with Leading National Health Insurance Plan to Include Anxiety Disorder

Los Angeles, CA — August 1, 2017—Catasys, Inc. (NASDAQ: CATS), a provider of proprietary predictive analytics and integrated treatment solutions to health plans, announced today that it has expanded its OnTrak-A program with one of the nation's leading health insurance providers to now include anxiety in three states: Illinois, Kansas and Missouri. This expansion into anxiety provides the opportunity for Catasys to treat a wider populace among an expanding portion of the health insurance provider’s medical members, which total over 23 million members across the country (including Medicare, Medicaid, and comprehensive individual and group coverage).

The OnTrak-A program had previously covered eligible commercial and Medicare members suffering from substance use disorders in eight states. The Company estimates that 43 million adults in the United States have an anxiety disorder, and many symptoms are integrated with those that have other behavioral health disorders such as substance use and depression.

Company Achieving Enrollment Progress After Data Correction

Catasys has continued to see enrollment improvements in recent weeks through its existing relationship with this health insurance provider, specifically after receiving an accurate data set from the health plan which allowed it to correctly identify members eligible for OnTrak. Following the adjustment, the Company has been able to fully ramp enrollment for OnTrak-A in the eight previously contracted states and now will include eligible members with anxiety for Illinois, Kansas and Missouri.

The Company expects to see enrollment totals through this contract increase considerably starting in the third quarter of 2017.

Management Comments

Richard A. Anderson, President and Chief Operating Officer of Catasys, stated, “The key elements of Catasys’ expansion plan are increasing adoption of the OnTrak program by health insurance providers, the expansion into new states, and programmatic development within our existing health plan agreements. We believe that the addition of anxiety in these states represents the continued expansion with this customer, which we expect to continue throughout 2017. This is one of our largest customers and represents a strong indication that our method of identifying and enrolling the right patients to treat an underserved market is working. Our next step will be to launch new programs through additional carriers in the coming months, and we will keep shareholders informed of our progress.”

About Catasys, Inc.

Catasys, Inc. provides big data based analytics and predictive modeling driven behavioral healthcare services to health plans and their members through its OnTrak solution. Catasys' OnTrak solution--contracted with a growing number of national and regional health plans--is designed to improve member health and, at the same time, lower costs to the insurer for underserved populations where behavioral health conditions cause or exacerbate co-existing medical conditions. The solution utilizes proprietary analytics and proprietary enrollment, engagement and behavioral modification capabilities to assist members who otherwise do not seek care through a patient-centric treatment that integrates evidence-based medical and psychosocial interventions along with care coaching in a 52-week outpatient treatment solution.

OnTrak is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency room utilization, driving a more than 50 percent reduction in total health insurers' costs for enrolled members. OnTrak is currently available to members of several leading health plans in Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Massachusetts, Missouri, North Carolina, New Jersey, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin.

Forward-Looking Statements

Except for statements of historical fact, the matters presented in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plan,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.